EXHIBIT 11.2

                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                 Quarter Ended July 2, 2000 and June 27, 1999
(Thousands of Dollars and Shares Except Per Share Data)



                                          2000                1999
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------

Net earnings                       $  6,500     6,500     32,289    32,289
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           171,798   171,798    195,599   195,599
  Exercise of stock
   options and warrants:
    Actual                               38        38      1,159     1,159
    Assumed                               -     1,118          -    11,722
  Purchase of common stock             (215)     (215)    (1,428)   (1,428)
                                    -------   -------    -------   -------
    Total                           171,621   172,739    195,330   207,052
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .04       .04     $  .17       .16
                                    =======   =======    =======   =======